LEVY & BOONSHOFT, P. C.
ATTORNEYS AT LAW
477 MADISON AVENUE
NEW YORK, NEW YORK I0022

(212) 751-1414
FACSIMILE (212) 751-6943

December 20, 2006

Driver Select, Inc.
112 South 48th Street, Suite A
Springdale Arkansas 72762

Re:	Driver Select, Inc.

To Whom It May Concern:

We have acted as counsel to Driver Select, Inc., an Arkansas corporation (the "Corporation"), in connection with the Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of 1,190,000 shares of the Corporation's common stock, $0.01 par value (the "Common Stock").

In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion upon our review of the following records, documents and instruments:

(a)    The Articles of Incorporation of the Corporation, filed with the Secretary of State of the State of Arkansas on March 1, 2001 and certified to us by an officer of the Corporation as being complete and in full force and effect as of the date of this opinion.

(b)    The By-laws of the Corporation, certified to us by an officer of the Corporation as being complete and in full force and effect as of the date of this opinion.

(c)    A Certificate of Good Standing relating to the Corporation issued by the Secretary of State of the State of Arkansas as of December 20, 2006.

(d)    A Certificate of an officer of the Corporation (i) attaching records certified to us as constituting all records of proceedings and actions of the Board of Directors and Stockholders of the Corporation relating to the issuance of the Common Stock, (ii) verifying that the Articles of Incorporation of the Corporation are complete and in full force and effect as of the date of this opinion, (iii) certifying as to certain factual matters including warranties and representations, and (iv) certifying as to the number of shares of Common Stock of the Corporation outstanding as of December 19, 2006; and

LEVY & BOONSHOFT, P. C.
Driver Select, Inc.
December 20, 2006

(e)    The Registration Statement.

This opinion is limited to the Federal Law of the United States of America and the General Corporation Law of the State of Arkansas including statutory provisions as well as applicable provisions of the Arkansas Constitution and reported judicial decisions interpreting these laws. We disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion and assuming that all applicable federal and state securities laws are complied with, it is our opinion that, the Common Stock is duly authorized and validly issued, and fully paid and non- assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the caption "Interest of Named Experts and Counsel" in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Levy & Boonshoft, P.C.
Levy & Boonshoft, P.C.